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EXHIBIT 11 (a).  COMPUTATION OF EARNINGS PER SHARE

IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES


           YEAR ENDED DECEMBER 31,                     2000      1999       1998
-----------------------------------------------------------------------------------
AVERAGE NUMBER OF SHARES OUTSTANDING                  20,973    21,530       21,732
                                                     =======   =======   ==========

NET INCOME                                           $35,666   $33,156   $   30,503
                                                     =======   =======   ==========

BASIC EARNINGS PER SHARE                             $  1.70   $  1.54   $     1.40
                                                     =======   =======   ==========

DILUTED SHARES OUTSTANDING:
  Average number of shares outstanding
                                                      20,973    21,530       21,732
  Assumed conversion of preferred shares (Note 1)        261
  Assumed conversion of convertible trust
          preferred shares (Note 1)                       78
  Assumed exercise of stock options (Note 2)
                                                         281       356          407
                                                     -------   -------   ----------
  Total shares                                        21,593    21,886       22,139
                                                     =======   =======   ==========

  Net income                                         $35,666
  Add back interest on convertible shares (Note 1)       295
                                                     -------
NET INCOME                                           $35,961   $33,156   $   30,503
                                                     =======   =======   ==========
DILUTED EARNINGS PER SHARE                           $  1.67   $  1.51   $     1.38
                                                     =======   =======   ==========


(1) The dilutive effect of convertible shares is based on the if converted method.

(2) The dilutive effect of stock options is based on the Treasury Stock method.